Exhibit 4.2

NUVEEN FARMLAND REIT

Form of Share Repurchase Plan

Effective [ ], 202[ ]

Definitions

Advisor — shall mean Nuveen Farmland Advisors LLC, a Delaware limited liability company.

Company — shall mean Nuveen Farmland REIT, a Maryland statutory trust.

NAV — shall mean the net asset value of the Company attributable to its Shareholders or the net asset value of a class of its shares, as the context requires, determined in accordance with the Company’s Net Asset Value Calculation and Valuation Guidelines as described in the Company’s Private Placement Memorandum, as amended or supplemented from time to time.

Plan — shall mean this share repurchase plan of the Company.

Shareholders — shall mean the holders of common shares of beneficial interest of the Company.

Share Repurchase Plan

Shareholders may request that the Company repurchase its common shares through their financial advisor or financial intermediary. The procedures relating to the repurchase of the Company’s common shares are as follows:

•	Certain financial intermediaries require that their clients process repurchases through their financial intermediary, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under the Plan, impact the timing of a shareholder receiving repurchase proceeds and require different paperwork or process than described in the Plan. Shareholders should contact their financial advisor or financial intermediary first if they want to request the repurchase of their shares.

•	Under the Plan, to the extent the Company chooses to repurchase shares in any particular quarter it will only repurchase shares as of the opening of the last business day of that quarter (a “Repurchase Date”). To have shares repurchased, a Shareholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable quarter. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the transaction price on the applicable Repurchase Date (which will generally be equal to its prior month’s NAV per share), subject to any Early Repurchase Deduction (as defined below).

•	A shareholder may withdraw his or her repurchase request by notifying the shareholder’s financial intermediary. Repurchase requests must be canceled before 4:00 p.m. (Eastern time) on the last business day of the applicable quarter.

•	If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable quarter, the repurchase request will be executed, if at all, on the next quarter’s Repurchase Date at the transaction price applicable to that quarter (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by us, in the Company’s sole discretion, and such determination shall be final and binding.
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•	Repurchase requests may be made by contacting the Shareholder’s financial intermediary, subject to certain conditions described in this Plan. If making a repurchase request by contacting the Shareholder’s financial intermediary, the Shareholder’s financial intermediary may require the Shareholder to provide certain documentation or information. Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

•	A medallion signature guarantee will be required in certain circumstances. The medallion signature process protects shareholders by verifying the authenticity of a signature and limiting unauthorized fraudulent transactions. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (a) the amount of the repurchase request is over $500,000; (b) the Shareholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than the Shareholder’s address of record for the past 30 days; or (c) the Company’s transfer agent cannot confirm the Shareholder’s identity or suspects fraudulent activity.

•	If a shareholder has made multiple purchases of the Company’s common shares, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases

In the event that any shareholder fails to maintain the minimum balance of $500 of shares, the Company may seek to repurchase all of the shares held by that shareholder at the repurchase price in effect on the date the Company determines that the shareholder has failed to meet the minimum balance, less any Early Repurchase Deduction.

Minimum account repurchases will apply even if the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are subject to the Early Repurchase Deduction.

Sources of Funds for Repurchases

Unless the Company’s board of trustees determines otherwise, the Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of assets, borrowings, return of capital or offering proceeds, and it has no limits on the amounts the Company may pay from such sources.

In an effort to have adequate cash available to support the Company’s share repurchase, the Company may reserve borrowing capacity under a line of credit. The Company could then elect to borrow against this line of credit in part to repurchase shares presented for repurchase during periods when it does not have sufficient proceeds from operating cash flows or the sale of shares in this continuous offering to fund all repurchase requests. If the Company determines to obtain a line of credit, it expects that such line of credit would afford the Company borrowing availability to fund repurchases. As the Company’s assets increase, however, it may not be commercially feasible or it may not be able to secure a line of credit of that size. Moreover, actual availability may be reduced at any given time if the Company uses borrowings under the line of credit to fund repurchases or for other corporate purposes.

The Company may repurchase fewer shares than have been requested in any particular quarter to be repurchased under the Plan, or none at all, in the Company’s discretion at any time. In addition, the total amount of aggregate repurchases of all classes of shares is limited to no more 5% of the Company’s aggregate NAV attributable to shareholders per calendar quarter (measured using the aggregate NAV as of the end of the immediately preceding calendar quarter).

If the Company determines to repurchase some but not all of the shares submitted for repurchase during any quarter, shares submitted for repurchase during such quarter are repurchased on a pro rata basis. All unsatisfied repurchase requests must be resubmitted after the start of the next quarter, or upon the recommencement of the Plan, as applicable.

If the transaction price for the applicable quarter is not made available by the tenth business day prior to the last business day of the quarter (or is changed after such date), then no repurchase requests are accepted for such quarter and shareholders who wish to have their shares repurchased the following quarter must resubmit their repurchase requests.

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Repurchase Limitations

The Company may repurchase fewer shares than have been requested in any particular quarter to be repurchased under the Plan, or none at all, in its discretion at any time. Should repurchase requests, in the Company’s judgment, place an undue burden on its liquidity, adversely affect its operations or risk having an adverse impact on the Company as a whole, or should it otherwise determine that investing the Company’s liquid assets in real properties or other illiquid investments rather than repurchasing its shares is in the best interests of the Company as a whole, it may choose to repurchase fewer shares in any particular quarter than have been requested to be repurchased, or none at all. Further, the Company’s board of trustees may make exceptions to, modify or suspend the Plan if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of its shareholders. Material modifications to the Plan, including any amendment to the 5% quarterly limitations on repurchases, and suspensions of the Plan will be promptly disclosed to shareholders’ financial advisors. In addition, the Company may determine to suspend the Plan due to regulatory changes, changes in law or if it becomes aware of undisclosed material information that the Company believes should be publicly disclosed before shares are repurchased. Once the Plan is suspended, board of trustees must affirmatively authorize the recommencement of the Plan before shareholder requests will be considered again. Upon a suspension of the Plan, the Company’s board of trustees will consider at least quarterly whether the continued suspension of the Plan remains in its best interest and the best interest of the Company’s shareholders. However, the Company’s board of trustees is not required to authorize the recommencement of the Plan within any specified period of time. The Company’s board of trustees may also determine to terminate the Plan if required by applicable law or in connection with a transaction in which the Company’s shareholders receive liquidity for their common shares, such as a sale or merger of the Company or listing of its shares on a national securities exchange.

The Company’s common shares will not be subject to any minimum holding period prior to being eligible for repurchase under the Plan.

Shareholders who are exchanging a class of the Company’s shares for an equivalent aggregate NAV of another class of its shares will not be subject to, and such exchanges will not be treated as repurchases for the calculation of, the 5% quarterly limitation on repurchases and will not be subject to the Early Repurchase Deduction.

Early Repurchase Deduction

There is no minimum holding period for the Company’s common shares and shareholders can request that the Company repurchase their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 95% of the transaction price (the “Early Repurchase Deduction”). The one-year holding period is measured as of first calendar day immediately following the prospective repurchase date. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to shares acquired through the Company’s distribution reinvestment plan.

The Early Repurchase Deduction will inure indirectly to the benefit of the Company’s remaining shareholders and is intended to offset the trading costs, market impact and other costs associated with short-term trading in its common shares. The Company may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to the conditions described below):

•	repurchases resulting from death or qualifying disability; or

•	in the event that a shareholder’s shares are repurchased because the shareholder has failed to maintain the $500 minimum account balance.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death of a shareholder who is a natural person, subject to the conditions and limitations described below, including shares held by such shareholder through a revocable grantor trust or an IRA or other retirement or profit-sharing plan, after receiving written notice from the estate of the shareholder, the recipient of the shares through bequest or inheritance, or, in the case of a revocable grantor trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust. The Company must receive the written repurchase request within 12 months after the death of the shareholder in order for the requesting party to rely on the special treatment described above that may be afforded in the event of the death of a shareholder. Such a written request must be accompanied by a certified copy of the official death certificate of the shareholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies. If the shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of waiver of the Early Repurchase Deduction does not apply.

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Furthermore, as set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares held by a shareholder who is a natural person who is deemed to have a qualifying disability (as such term is defined in Section 72(m)(7) of the Code), subject to the conditions and limitations described below, including shares held by such shareholder through a revocable grantor trust, or an IRA or other retirement or profit-sharing plan, after receiving written notice from such shareholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the shareholder became a shareholder. The Company must receive the written repurchase request within 12 months of the initial determination of the shareholder’s disability in order for the shareholder to rely on waiver of the Early Repurchase Deduction that may be granted in the event of the disability of a shareholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders acquires a qualifying disability. If the shareholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right of waiver of the Early Repurchase Deduction does not apply.

Items of Note

When a Shareholder makes a request to have shares repurchased, the Shareholder should note the following:

•	if the Shareholder is requesting that some but not all of the Shareholder’s shares be repurchased, keep their balance above $500 to avoid minimum account repurchase, if applicable;

•	the Shareholder will not receive interest on amounts represented by uncashed repurchase checks;

•	under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld; and

•	all common shares requested to be repurchased must be beneficially owned by the shareholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the shareholder of record of the shares or his or her estate, heir or beneficiary, and such common shares must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to it that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, it will not be obligated to repurchase any shares subject to the lien.

IRS regulations require us to determine and disclose on Form 1099-B the adjusted cost basis for the Company’s shares sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless the Shareholder elects otherwise, which the Shareholder may do by checking the appropriate box on the subscription agreement or calling the transfer agent, the Company will utilize the first-in/first-out method.

Mail and Telephone Instructions

The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized shareholder transactions if they reasonably believe that such instructions were genuine. The Company and its transfer agent have established reasonable procedures to confirm that instructions are genuine including requiring the shareholder to provide certain specific identifying information on file and sending written confirmation to shareholders of record no later than five days following execution of the instruction. Shareholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the shareholder, or its agent, should contact his, her or its financial advisor as well as the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve the Company, its transfer agent and the financial advisor of any liability with respect to the discrepancy.

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